Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-252013, 333-228627, 333-216957, 333-200363, 333-183461, 333-175104, 333-158704, and 333-144247 on Form S-8, and the Registration Statement No. 333-271061 on Form S-3 of our report dated September 4, 2025, relating to the financial statements of LifeVantage Corporation and the effectiveness of LifeVantage Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of LifeVantage Corporation for the year ended June 30, 2025.

/s/ Deloitte & Touche, LLP

Salt Lake City, Utah
September 4, 2025